Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-270579) and Form S-8 (No. 333-262127) of our reports dated February 26, 2026, with respect to the consolidated financial statements of Perimeter Solutions, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
St. Louis, Missouri
February 26, 2026